QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
INTERNATIONAL BANCSHARES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

INTERNATIONAL BANCSHARES CORPORATION
Post Office Drawer 1359
Laredo, Texas 78042-1359

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2002

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of International Bancshares Corporation (the "Company") will be held at the LAREDO COUNTRY CLUB, 1415 Country Club Drive, Laredo, Texas, on May 20, 2002 at 7:00 p.m. for the following purposes:

(1)
To elect ten (10) directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;

(2)
To approve the appointment of independent auditors for the 2002 fiscal year;

(3)
To consider and vote on a proposal to amend the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company.

(4)
To transact such other business as may lawfully come before the meeting or any adjournment thereof.

        The record date for the meeting has been fixed at April 4, 2002. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

        In order to ensure the representation of a quorum at the meeting, shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the Trust Division, International Bank of Commerce, P. O. Drawer 1359, Laredo, Texas 78042-1359. A return envelope is enclosed for that purpose.

INTERNATIONAL BANCSHARES CORPORATION
Dennis E. Nixon President

Dated: April 15, 2002

INTERNATIONAL BANCSHARES CORPORATION
1200 San Bernardo Avenue
Laredo, Texas 78040

PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

        The accompanying proxy is solicited by the Board of Directors of International Bancshares Corporation, a Texas Corporation (the "Company") to be voted at the Annual Meeting of Shareholders to be held on May 20, 2002 at 7:00 p.m., local time, at the Laredo Country Club, 1415 Country Club Drive, Laredo, Texas. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may be solicited personally by regular employees of the Company at a nominal cost. Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the proxy by giving notice in person or in writing to the Secretary of the Company or by appearing at the Annual Meeting and voting in person. The approximate date on which this proxy statement and the accompanying form of proxy are first sent or given to security holders is April 15, 2002.

VOTING AT MEETING

        Only holders of record of common stock, par value $1.00 per share ("Common Stock"), of the Company at the close of business on April 4, 2002, shall be entitled to vote at the meeting. There were 25,916,586 shares of Common Stock issued and outstanding on the record date held of record by approximately 2043 shareholders. Each share of Common Stock is entitled to one vote.

        All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the meeting will be voted at the meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted affirmatively. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. If any nominee shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends.

        A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock. The judges of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum for the transaction of business at the meeting. A quorum with respect to any specific proposal to be voted on at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the proposal. Abstentions will be treated as present and entitled to vote with respect to any proposal submitted to the shareholders for a vote for purposes of determining both the presence of a quorum with respect to such proposal and the approval of such proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, the holder(s) of such shares will not be considered as present and entitled to vote with respect to such matter for purposes of determining either the presence of a quorum with respect to such matter or the approval of such matter. With respect to any proposal other than the election of directors, such proposal shall be determined by the affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, at the meeting and entitled to vote thereon. Thus, abstention with respect to any such matter will have the same legal effect as a vote against such matter, while broker non-votes will not affect the outcome of such matter. With respect to the election of directors, the directors shall be elected by a plurality vote of the holders of shares of Common Stock present at the meeting and entitled to vote thereon.

ANNUAL REPORT

        The Company's 2001 Annual Report is being furnished with this Proxy Statement to shareholders of record as of the close of business on April 4, 2002. The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

PROPOSAL—1

ELECTION OF DIRECTORS

        Ten directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director is to hold office until the next Annual Meeting and until his/her successor is elected and qualified. The Proxies named in the accompanying proxy, who have been designated by the Board of Directors of the Company, intend to vote for the following nominees, unless otherwise instructed in such proxy. Certain information concerning each nominee is set forth below, including information regarding each nominee's positions with International Bank of Commerce, the Company's lead bank subsidiary ("IBC"):

Nominee for Director	Served as Director Since (1)(3)	Age	Principal Occupation (2)
Lester Avigael	1966	75	Retail Merchant and Director of IBC
Irving Greenblum	1981	72	Retail Merchant (Muebleria Mexico, S.A.)
R. David Guerra	1993	49	Vice President of the Company since 1986 and President of the IBC Branch in McAllen, Texas and Director of IBC
Daniel B. Hastings Jr.	2000	54	Licensed U.S. Custom Broker and Director of IBC
Richard E. Haynes	1977	59	Attorney at Law; Real Estate Investments; and Director of IBC
Sioma Neiman	1981	74	International entrepreneur
Peggy J. Newman	1997	70	Real Estate Investments; President of Newman Poultry Co. and Director of IBC since 1996
Dennis E. Nixon	1975	59	Chairman of the Board of the Company since May 1992 and President of the Company since 1979; President, Chief Executive Officer and Director of IBC
Leonardo Salinas	1976	68	Real Estate Investments and Director of IBC
Antonio R. Sanchez, Jr.	1995	59	Chairman of the Board of Sanchez Oil & Gas Corporation; Investments; and Director of IBC

(1)
Includes time served as director of IBC prior to July 28, 1980 when the Company became the successor issuer to IBC.

(2)
Except as otherwise noted, each nominee has held the office indicated or other offices in the same company for the last five years.

(3)
Leonardo Salinas, who had served as Vice President of the Company and Senior Executive Vice President of IBC, retired as of June 30, 2000.

        None of the nominees for director and none of the executive officers of the Company have a family relationship with any of the other nominees for director or executive officers.

        None of the above nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940, except for Mr. Sanchez who serves as director of Conoco Oil and Zixit Corporation.

EXECUTIVE OFFICERS

        The executive officers of the Company are Dennis E. Nixon, President and Chairman of the Board; David Guerra, Vice President; and Imelda Navarro, Treasurer, all of whom are nominees for director except for Imelda Navarro. Imelda Navarro, age 44 is presently Treasurer of the Company and Senior Executive Vice President of IBC and has served IBC since 1975 and the Company since 1982.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors during 2001 consisted of Lester Avigael, Irving Greenblum and Richard E. Haynes. The Committee met four times during the 2001 fiscal year. Each member of the Committee attended all four meetings. The primary functions of the Audit Committee are to recommend the appointment of the independent auditors; to review annual and quarterly financial reports and to review the results of audits by the internal auditor and the independent auditors. Under applicable law, the Audit Committee is required to review with management and the independent auditors the basis for all financial reports.

        The Stock Option Plan Committee of the Board of Directors during 2001 consisted of Lester Avigael, Irving Greenblum and Richard E. Haynes. The Committee met five times during the 2001 fiscal year. Each member of the Committee attended all five meetings, except for Irving Greenblum who missed one meeting. The primary function of the Stock Option Plan Committee is the administration of the 1996 International Bancshares Corporation Stock Option Plan.

        The Board of Directors of the Company does not have a standing nominating committee or any other committee, which performs similar functions.

        During 2001, the Board of Directors held fifteen meetings. All of the directors attended at least 75% of the aggregate of the total number of meetings of the Company's Board of Directors, except for Sioma Neiman and Antonio R. Sanchez, Jr. who attended fewer than 75% of such meetings.

PRINCIPAL SHAREHOLDERS

        Insofar as is known to the Company, no person beneficially owned, as of April 4, 2002, more than five percent of the outstanding Common Stock of the Company, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned as of March 25, 2002	Percent of Class
Alicia M. Sanchez (1)(3) 2119 Guerrero Street Laredo, Texas 78040	2,710,174	10.46%
A. R. Sanchez Jr. (2)(3) P.O. Box 2986 Laredo, Texas 78040	4,851,575	18.72%

(1)
All the shares shown for Mrs. Alicia M. Sanchez are held in her name and a family limited partnership SANTIG, Ltd., for which Mrs. Sanchez serves as co-general partner. Mrs. Sanchez has the sole power to vote and to dispose of all of the 1,705,633 shares held by herself. As a co-general partner of SANTIG, Ltd., Mrs. Sanchez has shared power to vote or to dispose of the 1,004,541 shares held by such partnership. As the managing general partner of SANTIG, Ltd., A. R. Sanchez, Jr. also has shared power to vote or to dispose of the 1,004,541 shares held by such partnership. Mrs. Sanchez is the mother of A. R. Sanchez Jr.

(2)
A. R. Sanchez Jr. owns directly and has the sole power to vote and to dispose of 1,491,626 shares owned by him. Mr. Sanchez also controls the disposition of 2,351,258 shares as trustee for trusts in which various family members, including his children, have a vested interest in the income and corpus of such trusts. He also serves as managing general partner for SANTIG, Ltd., a family limited partnership, which owns 1,004,541 shares. Mr. Sanchez has shared power with Mrs. Alicia Sanchez to vote or to dispose of the shares held by SANTIG, Ltd. Mr. Sanchez also has the power to vote and dispose of 4,150 shares, which were gifted to the A. R. Sanchez and Maria J. Sanchez Foundation.

(3)
Mrs. Alicia M. Sanchez and A. R. Sanchez, Jr. together have either the sole or shared power to vote or to dispose of a total of 6,557,208 shares representing 25.3% of the outstanding Common Stock of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

        Based upon information received from the persons concerned, each of whom is a director and nominee for director, the following individuals and all directors and executive officers of the Company as a group owned beneficially as of April 4, 2002, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:

Name of Individual or Identity of Group	Shares Beneficially Owned as of April 4, 2002		Percent of Class
Lester Avigael (1)	209,759		*
Irving Greenblum (2)	285,503		*
R. David Guerra (3)	200,984	+	*
Daniel B. Hastings, Jr.	24,706		*
Richard E. Haynes	21,891		*
Sioma Neiman (4)	593,277		2.29%
Peggy J. Newman	6,327		*
Dennis E. Nixon (5)	1,282,842	+	4.93%
Leonardo Salinas	91,536		*
A. R. Sanchez Jr. (6)	4,851,575		18.73%
All Directors and Executive Officers as a group (11 persons) (7)	7,684,018		29.53%

*
Ownership of less than one percent

+
Includes shares which are issuable upon the exercise of options exercisable on or prior to June 3, 2002 ("currently exercisable options").

(1)
The holdings shown for Mr. Avigael include 156,250 shares held in the name of Avigael Investments and 19,518 shares which he holds as trustee for the benefit of his grandchildren which he has the power to dispose of and to vote.

(2)
The holdings shown for Mr. Greenblum include 3,507 shares held in a family limited partnership, which he has the power to dispose of and to vote.

(3)
The holdings shown for Mr. Guerra include 7,667 shares, which are issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Guerra include 193,317 shares, which he and his wife hold in their names jointly.

(4)
The holdings shown for Mr. Neiman include 593,277 shares in the name of Inar Investments, Corp., of which he is the Managing Director.

(5)
The holdings shown for Mr. Nixon include 67,396 shares, which are issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Nixon also include 5,234 shares held in the name of his wife.

(6)
A. R. Sanchez Jr. owns directly and has the sole power to vote and to dispose of 1,491,626 shares owned by him. Mr. Sanchez also controls the disposition of 2,351,258 shares as trustee for trusts in which various family members, including his children, have a vested interest in the income and corpus of such trusts. He also serves as managing general partner for SANTIG, Ltd., a family limited partnership, which owns 1,004,541 shares. Mr. Sanchez has shared power with Mrs. Alicia Sanchez to vote or to dispose of the shares held by SANTIG, Ltd. Mr. Sanchez also has the power to vote and dispose of 4,150 shares, which were gifted to the A. R. Sanchez and Maria J. Sanchez Foundation.

(7)
The holdings shown for all directors and executive officers as a group include 88,341 shares which are issuable upon the exercise of currently exercisable options.

        Except as reflected in the notes to the preceding table, each of the individuals listed in the table owns directly the number of shares indicated in the table and has the sole power to vote and to dispose of such shares.

EXECUTIVE COMPENSATION

Summary

        The following table contains information concerning the compensation awarded during each of the last three years for the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 2001.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation Securities Underlying Options
Name and Principal Position					All Other (3) Compensation
	Year	Salary (1)	Bonus (2)
Dennis E. Nixon Chairman of the Board, President and Director of the Company; President, CEO and Director of IBC	1999 2000 2001	348,995 361,166 437,338	1,000,000 1,000,000 1,000,000	— — —	11,648 12,298 12,435
R. David Guerra Vice President and Director of the Company; President of IBC branch in McAllen, Texas and Director of IBC	1999 2000 2001	188,586 194,114 204,006	35,269 35,269 51,844	2,500 — 3,500	11,605 11,948 12,392
Imelda Navarro Treasurer of the Company Senior Executive Vice President of IBC	1999 2000 2001	130,154 134,570 138,004	29,668 31,268 33,536	1,750 — 2,500	8,887 9,132 9,611

(1)
These amounts do not include certain perquisites and other personal benefits, securities or property received by the officers which did not exceed the lesser of $50,000 or 10% of such executive officer's total salary and bonus set forth in the table; however, such amounts include directors fees as well as certain expense allowances. All cash compensation paid to the named officers was paid by IBC. The Company does not pay any cash compensation to any officer.

(2)
All amounts shown in this column are discretionary cash bonuses except $550,000 paid to Mr. Nixon for services rendered in 2001, and $500,000 in 2000 and 1999 pursuant to the Executive Incentive Compensation Plan.

(3)
All amounts shown in this column consist of funds contributed or allocated by the Company pursuant to the Company's Employee Profit Sharing Plan and Trust, a deferred profit sharing plan for employees with one year of continual employment.

        Each director of the Company and each director of IBC receives compensation for his services as a director in the amount of $900 for each meeting of the Board he attends and $300 for each meeting of a committee of the Board he attends. Salaried officers who are directors are not compensated for committee meetings. The director fees paid to the named executive officers are included in the salary totals set forth in the table.

Stock Options

        During 2001, the Company granted options to the named executive officers of the Company. The following table reflects certain information concerning grants of options made by the Company during 2001 to the named executive officers of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

		Percent of Total Options Granted to Employees In Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
	Number of Securities Underlying Options Granted (1)
			Exercise or Base Price ($/Sh)	Expiration Date
					5% ($)(2)	10% (4)(2)
Dennis E. Nixon	—	—	—	—	—	—
R. David Guerra	3,500	1.52%	34.00	09/13/09	56,814	136,068
Imelda Navarro	2,500	1.09%	34.00	09/13/09	40,562	63,172

1)
The options shown in the table are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended each of which were granted under the Company's 1996 International Bancshares Corporation Stock Option Plan with an exercise price equal to the fair market value on the date of grant. Twenty percent of these options become exercisable on the anniversary date of the option grant during each of the five years beginning September 13, 2002 and will expire eight or ten years from the date of grant, subject to earlier termination pursuant to the terms and provisions of the Plan and the Stock Option Agreement.
2)
The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall stock market conditions. There can be no assurances that the amounts reflected will be achieved.

        The following table reflects certain information regarding individual exercises of stock options with respect to the Common Stock during 2001 and through April 4, 2002 by each of the named executive officers of the Company.

AGGREGATED OPTION EXERCISES IN 2001
AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Underlying Shares of Unexercised Options at 12/31/01 Exercisable/ Unexercisable (#)		Value of Unexercised In-the-Money Options at 12/31/01 Exercisable/ Unexercisable ($) (1)
Dennis E. Nixon	-0 -	-0 -	58,685 8,711	/	1,668,360 214,839	/
R. David Guerra	-0 -	-0 -	3,833 8,896	/	90,652 121,424	/
Imelda Navarro	-0 -	-0 -	25,823 9,783	/	800,014 246,922	/

(1)
Based on market value of underlying shares minus aggregate exercise price.

REPORT OF THE SALARY AND STEERING COMMITTEE

        The Company's compensation package for each of its executive officers consists of base salary, annual discretionary bonus and a discretionary incentive stock option grant. Also, certain executive officer(s) may receive compensation pursuant to the Company's Executive Incentive Compensation Plan. Stock option grants are determined by the Company's Compensation Committee and are discussed under the Committee's separate report below. All cash compensation paid to executive officers of the Company is paid by IBC. Base salary levels and annual bonuses are recommended by the Salary and Steering Committee of IBC (the "Committee"). The Committee during 2001 consisted of Lester Avigael, Irving Greenblum and Dennis E. Nixon.

        The Committee's recommendations regarding each executive officer's compensation is subjective with regard to both the base salary and bonus. The annual financial performance of IBC is the most important factor in the subjective analysis. The bonus program is intended to compensate each executive officer for the officer's contribution to IBC's financial performance during the previous year. At the end of each year based on the financial performance of IBC and the perceived contribution by each executive officer, a base salary recommendation for the next year and a bonus recommendation for the previous year is made for each executive officer by the Committee. The overall bonus pool for executive officers is affected by the earnings performance of IBC for the previous year. All base salary and bonus recommendations of the Committee are subject to final approval of the Board of Directors of IBC.

        With respect to the compensation of Mr. Nixon, the CEO of the Company, the Committee recommends to the Board of Directors the CEO's salary and bonus based on its subjective determination. In determining the CEO compensation, the Committee reviews the objectives of the Company for the previous year and the attainment thereof, principally including the Company's financial performance. For services rendered to IBC in 2001, Mr. Nixon received a cash bonus under IBC's discretionary cash bonus program of $450,000. During 2001, the Company met both the return on average total assets and the return on average total shareholders' equity targets established pursuant to the 1998 Executive Incentive Compensation Plan (the "EICP") by the Committee. Accordingly, Mr. Nixon received an incentive award under the EICP of $550,000 for services rendered to the Company during 2001. The amounts of the cash bonus and the incentive award were largely affected by the strong financial results of the Company during 2001, which included (i) net income of $83.3 million, or $3.15 per share-basic, an amount which represents a 12% increase in earnings per share compared to the previous year, (ii) the Company's excellent return on average total assets of 1.39% and (iii) the Company's strong return on average total shareholders' equity of 17.78%.

        The Salary and Steering Committee has considered the limitations on deductibility of compensation of the named executive officers under Section 162(m) of the Internal Revenue Code. The Steering Committee's current policy is to ensure that substantially all such compensation is deductible under Section 162(m) when paid.

        Lester Avigael                Irving Greenblum                Dennis E. Nixon

REPORT OF THE STOCK OPTION PLAN COMMITTEE

        The Stock Option Plan Committee of the Board of Directors determines the stock option grants to executive officers and key salaried employees of the Company. During 2001, the Stock Option Plan Committee met and granted options to purchase a total of 229,000 shares of Common Stock to several of the key salaried employees of the Company. The primary purpose of the Company's Stock Option Plan is to increase the interest of the executive and key salaried employees of the Company, the subsidiary banks and non- bank subsidiaries in its future growth and success through the added incentive created by the opportunity afforded for stock ownership under the Plan. The size of the option grants were determined by the Stock Option Plan Committee based upon a subjective assessment of the respective employee's performance, compensation level and other factors. The exercise price of each option equaled the fair market value of the Common Stock as of the date of grant.

        Lester Avigael                Irving Greenblum                Richard E. Haynes

REPORT OF THE AUDIT COMMITTEE

        The Company's Audit Committee is responsible for providing objective and independent oversight of the Company's accounting functions and internal controls. Such oversight responsibility includes, but is not limited to, making recommendations concerning the engagement of independent auditors, reviewing the consolidated financial statements and the scope of the independent annual audit, reviewing and reassessing the adequacy of the Audit Committee's charter, reviewing with the independent auditors the results of their audit, considering the range of audit and non-audit fees, monitoring internal financial and accounting controls and performing such other oversight functions as may be requested from time to time by the Board of Directors. The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation, presentation and integrity of the Company's financial statements and the independent auditors have the responsibility for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

REPORT:

        The Audit Committee has:

        —reviewed and discussed the audited financial statements with management;

        —discussed with the independent auditors the matters required to be discussed by SAS 61; and

        —received the required information and communications from the independent auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors the auditors' independence.

        Based on the review and discussions with management and the Company's independent auditors referenced above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC.

        The Board of Directors has determined that the members of the Audit Committee are "independent" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee has adopted a written charter.

        This report is submitted on behalf of the Audit Committee.

        Lester Avigael                Irving Greenblum                Richard E. Haynes

        This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PRINCIPAL ACCOUNTING FIRM FEES

        The following table sets forth the aggregate fees billed to International Bancshares Corporation for the year ended December 31, 2001 by the Company's principal accounting firm, KPMG LLP.

Audit Fees, Excluding audit related fees (1)	$279,300
Financial Information Systems Design and Implementation Fees	0
All other fees
Audit related fees (2)	73,900
Other Non-audit services (3)	200,800
Total All Other Fees	$274,700

(1)
Audit fees related to the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2001 and limited reviews of the Company's unaudited consolidated quarterly financial statements.

(2)
Audit related fees consisted principally of fees related to the audits of Company's Employee's Profit Sharing Plan, a broker-dealer subsidiary and FDICIA attestation reports.

(3)
Other non-audit related fees consisted principally of research and consultation on tax issues and filing of tax returns.

        The Audit Committee has considered whether the provision of services covered in billings included under the "Other Non-audit Services" category listed above is compatible with maintaining the principal auditors' independence. The Audit Committee has concluded that the provisions of such non-audit services would not jeopardize the independence of KPMG LLP as the Company's principal auditors.

SALARY AND STEERING COMMITTEE AND STOCK OPTION PLAN
COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Salary and Steering Committee members during 2001 were Lester Avigael, Richard E. Haynes and Mr. Nixon, who serves as President and Chairman of the Board of the Company and President and CEO of IBC, and who is consulted with respect to compensation decisions for all executives and key salaried employees other than for himself. Stock Option grants are determined by the Stock Option Plan Committee whose members were Lester Avigael, Richard E. Haynes and Irving Greenblum. Messrs. Irving Greenblum, Richard E. Haynes and Dennis E. Nixon each have total indebtedness outstanding with the Company and/or the subsidiary banks of the Company in an amount which exceeds $60,000, which indebtedness is fully performing and is included in the disclosure set forth on pages 13 and 14, under the caption "Interest of Management in Certain Transactions".

Financial Performance

        The following graph illustrates the cumulative return experienced by the Company's shareholders for the period commencing on December 31, 1996 and ending at year end 2001 as compared with the cumulative total returns of the other companies included within the Standard & Poor's 500 Stock Index and Standard & Poors Regional Banks Index. The calculations were prepared on a dividends-reinvestment basis.

TOTAL RETURN ANALYSIS

INTERNATIONAL BANCSHARES CORPORATION
VS. MARKET INDICES
YEAR END: 12/31/96 TO 12/31/01

INTEREST OF MANAGEMENT IN
CERTAIN TRANSACTIONS

        Some of the directors, executive officers and nominees for directors of the Company and principal shareholders of the Company and their immediate families and the companies with which they are associated were customers of, and had banking transactions with, the Company's subsidiary banks in the ordinary course of the subsidiary banks' business during 2001, and the Company anticipates that such banking transactions will continue in the future. All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing in the industry at the time for comparable transactions with other persons, and, in the opinion of management of the Company, did not involve more than a normal risk of collectibility or present other unfavorable features.

        During 1994, the Company obtained approval from the Federal Reserve Bank of Dallas to engage in the activity of making loans to certain of its executive officers, directors, affiliates, and principal shareholders, and to certain executive officers and directors and their related interests of the subsidiary banks. In connection with such approval, the Company committed that all loans would be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Company as those prevailing at the time for comparable transactions with or involving other non-affiliated borrowers, or in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies. As of December 31, 2001, loans outstanding made by the Company to such persons or entities aggregated $5,637,688 and all of said loans, which are described in the following paragraph, were made on terms and under circumstances consistent with the commitment made by the Company to the Federal Reserve Bank of Dallas. At December 31, 2001, all of the loans outstanding in the aggregate principal amount of $5,637,688 were current with respect to principal and interest.

        As of December 31, 2001, all loans to IBC Partners Investment Joint Venture and IBC Partners Organizational Joint Venture by the Company were paid in full. The two loans were extended as part of a single credit facility in connection with the formation of IBC Partners, Ltd. The two joint ventures are controlled by certain directors and executive officers of the Company or its subsidiary banks. The joint ventures repaid $25,372 and $89,708, respectively, on the credit facility during 2001. As of December 31, 2001, Dennis E. Nixon and his related interests were indebted to the Company in the amount of $5,637,688 in connection with two real estate loans. Mr. Nixon and his related interests repaid $2,561,549 and initiated new advances of $3,968,497 on the related loans during 2001. As of December 31, 2001 all loans to R. David Guerra and his related interests by the Company were paid in full. Mr. Guerra repaid $185,000 on the loans from the Company during 2001.

        IBC and Sanchez Oil & Gas Corporation, a related interest of Antonio R. Sanchez, Jr., who is a director and principal shareholder of the Company, jointly own, in varying percentages certain aircraft used for business purposes by IBC, the other bank subsidiaries and Sanchez Oil and Gas Corporation. The net book value of IBC's aggregate interest in such aircraft as of April 4, 2002 was approximately $2.9 million. Each bank subsidiary and Sanchez Oil and Gas Corporation pay the pro rata expense related to their actual use of the aircraft.

Filing of Beneficial Ownership Reports

        Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by the applicable dates during 2001. The Company believes that all of these filing requirements were timely satisfied, except that Antonio R. Sanchez, Jr. inadvertently failed to timely file a Form 4 relating to four trust distribution transactions. Upon discovery of such failure, Mr. Sanchez included the transactions in a subsequent Form 4. In making these disclosures, the Company has relied solely on written representations of its directors, executive officers and its ten percent holders and copies of the reports that they have filed with the Commission.

PROPOSAL—2

APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors of the Company has appointed the firm of KPMG LLP to audit the accounts of the Company for the 2002 fiscal year. The firm has audited the books of the Company and its predecessor, IBC, annually since 1979.

        Audit services rendered by KPMG LLP for the fiscal year ended December 31, 2001 included the annual examination of the Company's consolidated financial statements, which are included in reports to shareholders and the Securities and Exchange Commission; and consultation on accounting and related matters and services performed in connection with other regulatory filings.

        Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        Approval of the appointment of independent auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express whether they approve or withhold their approval of the appointment. If shareholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors of the Company recommends that the shareholders approve the appointment of KPMG LLP as the independent auditors. The affirmative vote of a majority of the shares present and entitled to vote thereon will constitute approval.

PROPOSAL—3

INCREASE IN AUTHORIZED SHARES PROPOSAL

INTRODUCTION

        The Company is proposing to amend its Articles of Incorporation to increase the authorized number of shares of Common Stock, $1.00 par value per share, from 40,000,000 to 105,000,000 (the "Increase in Authorized Share Proposal"). The Company is requesting its shareholders to approve the proposed increase in the number of authorized shares of Common Stock.

        For the reasons set forth below, the Board of directors believes that the best interests of the Company and its shareholders will be served if the Company's Articles of Incorporation are amended to increase the authorized number of shares of Common Stock, $1.00 par value per share, from 40,000,000 to 105,000,000 shares. The Board of Directors has unanimously approved and recommends a vote "FOR" the Increase in Authorized Shares Proposal.

AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

        The Board of Directors has approved for submission to the shareholders a proposal relating to the amendment of Article IV of the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock, par value $1.00 per share, from 40,000,000 to 105,000,000. The additional 65,000,000 shares of Common Stock, which will be authorized if this proposal is approved, will increase the number of authorized, unissued and unreserved shares of Common Stock of the Company. Currently, before the proposed increase, the number of authorized, unissued, and non-treasury shares of Common Stock of the Company is 6,746,288. Of this amount, 1,532,779 shares are reserved for issuance pursuant to the exercise of certain stock options of the Company. The newly authorized shares would, if and when issued, have the same rights and privileges as the shares of Common Stock presently outstanding. The holders of Common Stock have no preemptive rights to acquire any of the Company's Common Stock under the existing Articles of Incorporation and will not have any such rights if this proposal is approved.

        The Board of Directors believes that it is desirable to have the additional authorized shares of Common Stock available for stock dividends or splits, stock options, future financing and acquisition transactions, or other general corporate purposes as well as to enable the Company to take advantage of favorable opportunities which may arise in the future. The additional shares of Common Stock would be available for issuance without further action by the shareholders and without the accompanying delay and expense involved in calling a special meeting of shareholders, except as may otherwise be required by law. The issuance of any additional shares of Common Stock may result in a dilution of the voting power of the shareholders, as well as their respective equity interests in the Company. At the date of this Proxy Statement, the Company has no arrangements, commitments or plans with respect to the sale or issuance of any of the additional shares of Common Stock as to which authorization is sought, except for a 25% stock split-up effected through a stock dividend declared on April 4, 2002, subject to approval by the shareholders of the Increase in Authorized Shares Proposal.

        In addition, the Board could use the authorized but unissued shares of Common Stock to create impediments to a takeover or a change of control of the Company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company might seek to frustrate a takeover attempt by making a private sale of a large block of shares to a third party who was opposed to such an attempt. The increase in authorized stock might also be considered as having the effect of discouraging an attempt by a third party to acquire control of the Company, through the acquisition of a substantial number of shares, since the issuance of any shares could be used to dilute the stock ownership of shares of the Company's voting stock held by such third party. Accordingly, an effect of the increase in the number of authorized shares of Common Stock may be to deter a future takeover attempt. The Board is not presently aware of any plans to acquire control of the Company and has not proposed the amendment to the Articles of Incorporation as an anti-takeover measure.

        The proposed amendments to the Company's Articles of Incorporation would cause Article IV thereof to read in its entirety as follows:

        The aggregate number of shares which the corporation shall have the authority to issue is One Hundred Five Million (105,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share.

VOTE REQUIRED FOR APPROVAL

        Approval of the Amendment to Article IV requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on such matter. THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT TO ARTICLE IV OF THE COMPANY'S ARTICLES OF INCORPORATION. Unless otherwise specified, all properly executed proxies received by the Company will be voted in favor of the approval of the amendment.

SHAREHOLDER PROPOSALS FOR YEAR 2003 ANNUAL MEETING

        The 2003 Annual Meeting of Shareholders will be held on May 19, 2003. Proposals from shareholders which are intended to be included in the proxy statement relating to the Company's 2003 Annual Meeting of Shareholders must comply with Rule 14a-8 under the Exchange Act and must be received in writing by the Company at its principal executive offices no later than December 16, 2002; provided, however, that in the event the date of the 2003 Annual Meeting is changed by more than thirty (30) days from the date contemplated at the time of the Proxy Statement, the written proposal must be received at least eighty (80) days prior to the date the Company intends to distribute its Proxy Statement with respect to the Company's 2003 Annual Meeting of Shareholders. The Company's principal executive offices are located at 1200 San Bernardo Avenue, Laredo, Texas 78040 and any written proposal should be submitted to the Secretary of the Company addressed to the executive offices of the Company.

OTHER MATTERS

        No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the nominees for director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as Proxies will vote for such substitute nominee(s) as the Board of Directors recommends, or in the absence of such recommendation, such other persons as they consider to be in the best interests of the Company.

INTERNATIONAL BANCSHARES CORPORATION
Dennis E. Nixon President

Dated: April 15, 2002

THE COMPANY WILL PROVIDE SHAREHOLDERS WITH A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE PERIOD ENDED DECEMBER 31, 2001, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, WITHOUT CHARGE, UPON WRITTEN REQUEST ADDRESSED TO THE TREASURER OF THE COMPANY, MS. IMELDA NAVARRO AT:

INTERNATIONAL BANCSHARES CORPORATION
P. O. Box 1359
Laredo, Texas 78042-1359
(956) 722-7611 Extension 6222

INTERNATIONAL BANCSHARES CORPORATION
For the Annual Meeting of Shareholders
Called for May 20, 2002

        The undersigned shareholder(s) of International Bancshares Corporation, a Texas corporation (the "Company"), hereby appoints Lester Avigael, Irving Greenblum, and Richard E. Haynes, and each of them, as Proxies, each with power to appoint his substitute, and hereby authorizes them to vote, as designated below, all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held on Monday, May 20, 2002 at 7:00 P.M., local time, and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

1.
ELECTION OF DIRECTORS. Nominees: L. Avigael, I. Greenblum, R.D. Guerra, R.E. Haynes, D. B. Hastings, Jr., S. Neiman, P. J. Newman, D.E. Nixon, L. Salinas, A. R. Sanchez, Jr.
☐ FOR, all nominees listed above	☐ FOR, all nominees listed above, except for the nominee(s) set forth on the line below
☐ WITHHOLD AUTHORITY, to vote for all nominees listed above

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

The Board of Directors recommends a vote FOR all nominees.

2.
PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP as the independent auditors of the Company for the 2002 fiscal year.
☐
FOR ☐    AGAINST ☐    ABSTAIN

The Board of Directors recommends a vote FOR the above proposal.

3.
PROPOSAL TO APPROVE AN AMENDMENT OF THE ARTICLES OF INCORPORATION OF THE COMPANY to increase the number of authorized shares of Common Stock of the Company.
☐
FOR ☐    AGAINST ☐    ABSTAIN

The Board of Directors recommends a vote FOR the above proposal.

4.
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE THEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL THE NOMINEES AND "FOR" PROPOSALS 2 AND 3 ABOVE.

        The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company dated April 15, 2002.

Dated , 2002
Signature(s)

(Signature should agree with name of stock Certificate as stenciled thereon. Executors, Administrators, Trustees, etc. should so indicate when signing).

THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS

        YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO ITS EXERCISE

        I ☐ do ☐ do not plan to attend the Meeting.

QuickLinks

INTERNATIONAL BANCSHARES CORPORATION Post Office Drawer 1359 Laredo, Texas 78042-1359
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 2002
INTERNATIONAL BANCSHARES CORPORATION 1200 San Bernardo Avenue Laredo, Texas 78040
PROXY STATEMENT
SOLICITATION AND REVOCATION OF PROXIES
VOTING AT MEETING
ANNUAL REPORT
PROPOSAL—1 ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
PRINCIPAL SHAREHOLDERS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN 2001 AND FY-END OPTION VALUES
REPORT OF THE SALARY AND STEERING COMMITTEE
REPORT OF THE STOCK OPTION PLAN COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL ACCOUNTING FIRM FEES
SALARY AND STEERING COMMITTEE AND STOCK OPTION PLAN COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
TOTAL RETURN ANALYSIS
INTERNATIONAL BANCSHARES CORPORATION VS. MARKET INDICES YEAR END: 12/31/96 TO 12/31/01
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS
Filing of Beneficial Ownership Reports
PROPOSAL—2 APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL—3 INCREASE IN AUTHORIZED SHARES PROPOSAL
SHAREHOLDER PROPOSALS FOR YEAR 2003 ANNUAL MEETING
OTHER MATTERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS